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                                                                  Exhibit 10 (b)
                                FERRO CORPORATION
                       ACQUISITION PERFORMANCE REWARD PLAN


                                  INTRODUCTION
                                  ------------

               Ferro Corporation ("Ferro"), an Ohio corporation, established the Ferro Corporation Acquisition Performance Reward Plan (the "Plan") effective as of February 9, 2001. Profitable growth is the primary focus of Ferro's Leadership Agenda initiatives and strategy, with emphasis on growth of both revenue and earnings per share. In support of such objectives, the purpose of the Plan is to reward and provide incentive to certain employees who contribute, in a significant manner, to the identification, completion, and successful integration of Ferro acquisitions by (i) focusing employees engaged on Ferro acquisition projects on the factors critical to the success of the projects;
(ii) rewarding employees' success in identifying, completing, and successfully integrating acquisitions, and (iii) providing incentives to Participants to remain employees of Ferro. Participating employees will have an opportunity to receive additional incentive compensation related to the value of the common stock of Ferro. The Plan provides for discretionary awards of incentive compensation in the form of phantom equity units called Reward Shares (as hereinafter defined), credited when awarded, and paid in cash, pursuant to the Payment Formula (as hereinafter defined), solely upon the attainment of a Payment Date (as hereinafter defined).


                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         1.1. "Award Letter" means the written notification pursuant to Section
3.1 hereof informing the Participant of an award of Reward Shares.

         1.2. "CEO" means Ferro's Chief Executive Officer.

         1.3. "Committee" means the Plan's administrative committee consisting of one or more persons appointed by the CEO from time to time. To the extent one or more persons are not so appointed by the CEO, the term "Committee" shall mean Ferro, acting by and through Ferro's Cleveland, Ohio, Corporate Human Resources Department.

         1.4. "Common Stock" means the issued and outstanding common stock of Ferro.

         1.5. "Ferro" means Ferro Corporation, an Ohio corporation, its subsidiaries and affiliates.

         1.6. "Eligible Employee" means any Employee who has satisfied the provisions of Section 2.1 hereof.

         1.7. "Employee" means any person who is employed by Ferro.

         1.8. "Participant" means any Eligible Employee who is selected to participate in this Plan pursuant to Section 2.2 hereof and who is awarded Reward Shares pursuant to this Plan.




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         1.9. "Payment Date" means either one or both of the following:

              (a) Within one hundred eighty (180) days following the expiration of the Performance Period applicable to an award of Reward Shares; or

              (b) Such time(s) as the Committee in its sole discretion determines (on either an individual or group basis and on either a whole or partial payment basis or otherwise).


         1.10. "Payment Date Value of Common Stock" means the average closing trading price of Common Stock, on the primary national securities exchange on which such Common Stock is traded, on the last ten (10) market days of the Performance Period.

         1.11. "Payment Formula" means number of Reward Shares awarded to a Participant (as communicated to a Participant in an Award Letter) multiplied by the Performance Factor multiplied by the Payment Date Value of Common Stock.

         1.12. "Performance Factor" means the performance measurement criteria and targets (as determined by the CEO) of a Ferro-acquired business relating to an award of Reward Shares that is specified in an Award Letter.

         1.13. "Performance Period" means the three (3) year or other time period applicable to a grant of Reward Shares as specified in the Award Letter relating thereto.

         1.14. "Reward Shares" means the phantom equity units awarded to Participants pursuant to this Plan. For purposes of the Payment Formula and the Payment Date Value of Common Stock, each Reward Share shall be equivalent to one
(1) share of Common Stock.


                                   ARTICLE II

                          ELIGIBILITY AND PARTICIPATION
                          -----------------------------

         2.1. ELIGIBILITY.

              (a) An Employee will be eligible to participate in the Plan if the Employee is employed on a full-time basis by Ferro.

              (b) Unless otherwise approved by the Committee, an Employee will be considered to be employed "full-time" if the Employee regularly works at least one thousand (1,000) hours per year for Ferro.

         2.2. PARTICIPATION. The CEO shall determine which Eligible Employees will participate in the Plan and such determination by the CEO of Participants will be conclusive.


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                                   ARTICLE III

                             AWARDS OF REWARD SHARES
                             -----------------------

         3.1. IN GENERAL. From time to time, the CEO shall determine whether awards of Reward Shares will be made to any Participants and, if so, the amount of Reward Shares to be awarded and to whom such Reward Shares are to be awarded. The CEO's determination will be based on such criteria as the CEO may, in the CEO's sole discretion, from time to time deem to be appropriate. Each award of Reward Shares and the number of Reward Shares awarded to each Participant pursuant thereto shall be communicated in writing (the "Award Letter") to each Participant.

         3.2 REWARD SHARE LEDGER. Ferro shall credit the number of Reward Shares awarded to each such Participant to an account ("Reward Share Account") in an accounting ledger maintained by Ferro (the "Reward Share Ledger").


                                   ARTICLE IV

                                  REWARD SHARES
                                  -------------

         4.1 NUMBER. The CEO shall determine the number of Reward Shares, if any, to be awarded to Participants relating to each new business acquired by Ferro. Such determinations by the CEO shall be pursuant to authorization granted to the CEO by Ferro's Compensation and Organization Committee.

         4.2 NO DIVIDENDS. Reward Shares shall not be credited with any amounts relating to cash or stock dividends declared on Common Stock.


                                    ARTICLE V

                                    PAYMENTS
                                    --------

         5.1 IN GENERAL. Except as otherwise provided in this Plan, upon the occurrence of a Payment Date, a Participant shall receive from Ferro a single payment, in cash, equal to the product of the Payment Formula.

         5.2. CANCELLATION OF REWARD SHARES; PRORATA PAYMENTS. Upon the occurrence of a Payment Date, the Reward Shares, upon which such payments are based, shall be canceled and thereafter shall not be outstanding. Upon the termination of a Participant's employment with Ferro prior to a Payment Date for reasons other than death or retirement pursuant to an established retirement plan or policy of Ferro, the Reward Shares awarded to such Participant and credited to such Participant's Reward Share Account shall be forfeited and cancelled and thereafter shall not be outstanding, and no payments relating to such forfeited and cancelled Reward Shares under this Plan shall be payable to such Participant. If a Participant ceases to be an employee of Ferro prior to


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a Payment Date due to death or retirement pursuant to an established retirement plan or policy of Ferro, the Participant shall receive, upon the occurrence of the Payment Date, a prorata portion of the single cash payment determined pursuant to Section 5.1 hereof, such prorata portion to be measured by a fraction of which the numerator is the portion of the Performance Period during which the Participant was a Ferro employee and of which the denominator is the Performance Period.


                                   ARTICLE VI

                                 ADMINISTRATION
                                 --------------

         6.1 PLAN ADMINISTRATOR. The Committee shall be the Plan administrator and shall be charged with the management of Plan operations and its administration.

         6.2 DUTIES OF PLAN ADMINISTRATOR.

              (a) The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan.

              (b) The Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan (including, without limitation, all payments pursuant to Article V hereof). Any such determination by the Committee shall be conclusive and binding on all persons.

              (c) The Committee shall establish such procedures and keep such records or other data as the Committee in its discretion determines necessary or proper for the administration of the Plan.

              (d) The Committee may delegate administrative responsibilities to such person or persons as the Committee deems necessary or desirable in connection with the administration of the Plan.

                                   ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

         7.1. VESTING OF REWARD SHARES. Subject to the provisions of this
Article VII but notwithstanding anything contained in this Plan to the contrary, no Participant or former Participant will have any vested interest in, nor be entitled to payment of, the Reward Shares credited to his or her Reward Share Account unless and until a Payment Date occurs. In the event a Participant terminates employment with Ferro for any reason prior to a Payment Date, the Reward Shares credited to his or her Reward Share Account shall be permanently forfeited and cancelled upon such employment termination.


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         7.2. WITHHOLDING. To the extent required by any applicable law, including, without limitation, any federal or state income tax laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state, or local laws, Ferro retains the right to withhold such portion of any amount or amounts payable to any Participant or beneficiary under this Plan as Ferro deems necessary.

         7.3. NON-ALIENATION. The right of a Participant or former Participant to receive any payment under the Plan is not subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind. If a Participant or former Participant attempts to alienate, sell, transfer, assign, pledge or otherwise encumber such right, or if by reason of his or her bankruptcy or other event happening at any time such right would devolve upon anyone else or would not be enjoyed by him or her, then the Committee in its discretion may terminate such right and, in such event, the Committee shall cause such amounts as would otherwise become payable to such Participant (at such time or times as such amounts would otherwise become payable) to be paid to or applied for the benefit of such one or more of the following as the Committee in its discretion may designate, namely, such Participant, his or her spouse, child or children, or other dependents.

         7.4. UNFUNDED PLAN. Ferro shall be under no obligation to segregate or reserve any funds or other assets for purposes relating to this Plan and no Participant shall have any rights whatsoever in or with respect to any funds or assets of Ferro.

         7.5. ACTIONS OR DECISIONS WITH RESPECT TO THE PLAN. Any decision or action of the CEO, or Ferro or the Committee, arising out of or in connection with the administration and operation of this Plan may be made or taken in their absolute discretion, and such decision or action shall be conclusive and binding upon all Participants and their heirs, executors, and administrators.

         7.6. NO EMPLOYMENT RIGHTS. Nothing herein contained shall be construed as a commitment or agreement upon the part of any Participant or Employee hereunder to continue his or her employment with Ferro, and nothing herein contained shall be construed as a commitment on the part of Ferro to continue the employment or rate of compensation of any Participant hereunder or any Employee for any period.

         7.7. AMENDMENT OF THE PLAN. Ferro reserves the right to modify or amend this Plan at any time or from time to time.

         7.8. DURATION AND TERMINATION OF THE PLAN. Ferro also reserves the right to discontinue or terminate the Plan at any time.

         7.9. OHIO LAW TO APPLY. The place of administration of the Plan shall be conclusively deemed to be within the State of Ohio and the validity, construction, interpretation, administration, and effect of the Plan and the rights of any person having or claiming to have an interest therein or thereunder shall be governed by and determined exclusively and solely in accordance with the laws of the State of Ohio.

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